     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                               XEROX CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
               NEW YORK                              16-0468020
    (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                     NUMBER)
                                 P.O. BOX 1600
                       STAMFORD, CONNECTICUT 06904-1600
                                (203) 968-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                               MARTIN S. WAGNER
                              ASSISTANT SECRETARY
                               XEROX CORPORATION
                                 P.O. BOX 1600
                       STAMFORD, CONNECTICUT 06904-1600
                                (203) 968-3000
   (NAME, ADDRESS , INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                                   COPY TO:
                                 JOHN W. WHITE
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                           NEW YORK, NEW YORK 10019

                                ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement.

                                ---------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the initial offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                               PROPOSED        PROPOSED
                                 AMOUNT        MAXIMUM          MAXIMUM        AMOUNT OF
  TITLE OF EACH CLASS OF         TO BE      OFFERING PRICE     AGGREGATE      REGISTRATION
SECURITIES TO BE REGISTERED    REGISTERED    PER UNIT(1)   OFFERING PRICE(1)      FEE
------------------------------------------------------------------------------------------
Convertible Subordinated
 Debentures............      $1,012,198,000    57.938%       $586,447,278       $173,002
------------------------------------------------------------------------------------------
Common Stock, par value
 $1.00 per share.......           (2)

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(1) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the bid and asked prices of $579.38 quoted on the PORTAL system on July 14, 1998 for $1,000 principal amount at maturity.
(2) Also being registered is such indeterminate number of shares of Common Stock as may be issuable upon conversion and/or redemption of the Convertible Subordinated Debentures registered hereby, which registration is not subject to an additional registration fee pursuant to Rule 457(i) under the Securities Act.
                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 17, 1998


PROSPECTUS                     $1,012,198,000                          THE
                               XEROX CORPORATION                     DOCUMENT
  [LOGO]        CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018         COMPANY
                  INTEREST PAYABLE APRIL 21 AND OCTOBER 21            XEROX

                                  ----------

  This Prospectus relates to $1,012,198,000 aggregate principal amount at maturity of Convertible Subordinated Debentures ("Debentures") of Xerox Corporation, a New York corporation (the "Company" or "Xerox"), and such indeterminate number of shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") as may be issuable upon the conversion of the Debentures, that may be offered and sold from time to time by the several holders thereof (the "Selling Holders"). The Debentures were issued or deemed issued by the Company on April 21, 1998 pursuant to an Indenture, dated as of April 21, 1998 (the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), at the issue price of $568.07 per $1,000 principal amount at maturity (the "Issue Price").

  The Debentures will mature on April 21, 2018. Interest on the Debentures at the rate of 0.57% per annum on the principal amount due at maturity is payable semiannually in arrears on April 21 and October 21 of each year, commencing October 21, 1998. Such rate of cash interest and accrual of Original Issue Discount (as defined herein) represent a yield to maturity of 3.625% per annum (computed on a semiannual bond equivalent basis) calculated from April 21, 1998. Upon the occurrence of a Tax Event (as defined herein), the Company may elect to have interest in lieu of future Original Issue Discount accrue. The Debentures are subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. The Debentures are also effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At March 31, 1998, the Company and its consolidated subsidiaries had outstanding approximately $13.557 billion of indebtedness ranking senior to the Debentures. See "Description of Debentures--Subordination of Debentures."

  Each Debenture is convertible at the option of the holder thereof (the "Holder") at any time on or prior to maturity, unless previously redeemed or otherwise purchased. Upon conversion, the Company may elect to deliver Common Stock at a conversion rate of 3.904 shares per $1,000 principal amount at maturity (the "Conversion Rate") or cash in an amount based upon the market value of the shares of Common Stock into which the Debentures are convertible. The Conversion Rate will not be adjusted for accrued Original Issue Discount or accrued cash interest but will be subject to adjustment upon the occurrence of certain events affecting the Common Stock. Subject to certain exceptions, upon conversion, the Holder will not receive any cash payment representing accrued Original Issue Discount or accrued cash interest; such accrued Original Issue Discount and cash interest will be deemed paid by the Common Stock or cash received on conversion. See "Description of Debentures--Conversion Rights." The Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange under the symbol "XRX."

  The Debentures will be purchased by the Company, at the option of the Holder, on April 21, 2003 (the "Purchase Date"), for a Purchase Price per Debenture of $648.91 (which amount represents the Issue Price plus accrued Original Issue Discount to the Purchase Date), plus accrued cash interest to the Purchase Date. The Company, at its option, may elect to pay the Purchase Price on the Purchase Date in cash or shares of Common Stock based on the market value thereof, or in any combination thereof. See "Description of Debentures-- Purchase of Debentures at the Option of the Holder." In addition, as of 35 business days after the occurrence of any Change in Control (as defined herein) of the Company occurring on or prior to April 21, 2003, the Debentures will be purchased for cash by the Company, at the option of the Holder, for a Change in Control Purchase Price (as defined herein) equal to the Issue Price plus accrued Original Issue Discount and cash interest to the date set for such purchase. In certain circumstances, the Company's ability to pay the Change in Control Purchase Price may be limited. See "Description of Debentures--Change in Control Permits Purchase of Debentures at the Option of the Holder."

  The Debentures are not redeemable by the Company prior to April 21, 2003. On and after such date, the Debentures are redeemable for cash at any time at the option of the Company, in whole or in part, at Redemption Prices equal to the Issue Price plus accrued Original Issue Discount, together with accrued cash interest, to the date of redemption. See "Description of Debentures--Redemption of Debentures at the Option of the Company."

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                 The date of this Prospectus is July 17, 1998.

  From and after a Tax Event (as defined herein), at the option of the Company, interest in lieu of future Original Issue Discount and regular interest shall accrue on each Debenture from the Option Exercise Date (as defined herein) at 3.625% per annum on the Restated Principal Amount (as defined herein) and shall be payable semiannually on each Interest Payment Date (as defined herein) to holders of record at the close of business on each Regular Record Date immediately preceding such Interest Payment Date. See "Description of Debentures--Optional Conversion to Semiannual Coupon Debenture upon Tax Event."

  For a discussion of certain United States federal income tax consequences for Holders of Debentures, see "Certain United States Federal Income Tax Considerations."

  The Debentures and Common Stock issued upon conversion of the Debentures may be offered for sale and sold by the Selling Holders from time to time in varying amounts at prices and on terms to be determined at the time of sale. To the extent required, the name(s) of the Selling Holder(s), the number of Debentures or shares of Common Stock to be sold, the purchase price, the public offering price, if applicable, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation thereto with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). See "Plan of Distribution." The Company will not receive any proceeds from any sale of Debentures or Common Stock hereunder.

  Selling Holders and any broker-dealers or agents that participate with a Selling Holder in the distribution of any of the Debentures or Common Stock issued upon conversion of the Debentures may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of the Debentures or Common Stock issued upon conversion of the Debentures purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W. (Room 1024), Judiciary Plaza, Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661-2511; and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, One Financial Plaza, 120 South LaSalle Street, Chicago, Illinois 60603.

  IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are incorporated herein by reference the following documents filed with the Commission (File No. 1-4471) by the Company pursuant to the Exchange
Act:

    (1) Annual Report on Form 10-K for the fiscal year ended December 31,
  1997;

    (2) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;

    (3) Current Reports on Form 8-K dated January 16, 1998, March 5, 1998, March 11, 1998, April 1, 1998, April 7, 1998 and May 20, 1998;

    (4) The description of the Company's Shareholders Rights Plan (the "Rights Plan"), contained in Form 8-A filed with the Commission on April 7, 1997, and the Rights Agreement dated as of April 7, 1997, between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), with respect to the Rights Plan, which is filed as Exhibit
  4.10 to the Company's Current Report on Form 8-K dated April 7, 1997, in each case, relating to the Rights to Purchase Series A Cumulative Preferred Stock (the "Preferred Stock Purchase Rights"); and

    (5) The description of the Company's Common Stock which is contained in Amendment No. 3 on Form 8-A dated April 7, 1997, relating to the Company's Common Stock and Preferred Stock Purchase Rights.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 (other than the information required by paragraphs (k) and (l) of (S)229.402 of Regulation S-K) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debentures offered hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to The First National Bank of Chicago, One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126, telephone
(800) 524-9472.

                                  THE COMPANY

  Xerox is a New York corporation with its principal executive offices located at 800 Long Ridge Road, Stamford, Connecticut 06904, telephone (203) 968-3000.

  Xerox is The Document Company and a leader in the global document market, providing document solutions that enhance productivity. References herein to "Xerox" refer to Xerox and consolidated subsidiaries unless the context specifically requires otherwise. Xerox distributes its products in the Western Hemisphere through divisions and wholly-owned subsidiaries. In Europe, Africa, the Middle East and parts of Asia, including Hong Kong, India and China, Xerox distributes through Xerox Limited and related companies ("Xerox Limited"). In June 1997, Xerox completed the acquisition of The Rank Group's remaining 20% financial interest in Xerox Limited for (Pounds)940 million, or approximately $1.5 billion. As a result of this transaction, Xerox now owns 100% of Xerox Limited. Fuji Xerox Co., Limited ("Fuji Xerox"), an unconsolidated entity jointly owned by Xerox Limited and Fuji Photo Film Company Limited, develops, manufactures and distributes document processing products in Japan and the Pacific Rim. Japan represents approximately 90% of Fuji Xerox revenues, and Australia, New Zealand, Singapore and Malaysia represent the remaining 10%. Fuji Xerox conducts business in other Pacific Rim countries through joint ventures and distributors.

  Xerox has engaged in Insurance and Other Financial Services ("IOFS") businesses. In 1993, however, Xerox announced its decision to sell or otherwise disengage from these businesses. Beginning in 1995, the results of Xerox' Insurance operations were accounted for as discontinued operations. Since that time, the Document Processing business has been the only component of continuing operations.

  Xerox' Document Processing activities encompass developing, manufacturing, marketing, servicing and financing a complete range of document processing products and services designed to make offices around the world more productive. Xerox has traditionally had a strong position in the general office document market. Its production systems market segment includes production publishing and production printing. Xerox' other market segments include the small office/home office/personal document processing market and the document outsourcing market. Xerox offers a wide range of other document processing products, including ink-jet and electrostatic printers, multifunction products, facsimile products, scanners, personal computer and workstation software, and integrated systems solutions. Xerox also sells cut-sheet paper to its customers for use in their document processing products. The financing of Xerox equipment is generally carried out by Xerox Credit in the United States and internationally by foreign financing subsidiaries and divisions in most countries in which Xerox operations.

  On April 7, 1998, Xerox announced a worldwide restructuring program associated with enhancing its competitive position and lowering its overall cost structure. Xerox will record a second quarter 1998 provision of approximately $1.0 billion after taxes related to severance and other exit costs and the write-down of certain assets.

  In May, 1998 Xerox acquired XLConnect Solutions, Inc., an information technology services company, and its parent company, Intelligent Electronics, Inc., for $415 million, strengthening Xerox' worldwide service capabilities to design, build, and support networks that implement enterprise-wide document solutions.

  During the disposal process of the IOFS businesses, Xerox will continue to be subject to all business risks and rewards of the insurance businesses. All of the insurance businesses have been sold except for Crum & Forster Holdings, Inc. ("CFI"). An agreement to sell CFI was announced in March 1998 and the sale is expected to close by the third quarter of 1998. Upon completion of the CFI sale, Xerox will have effectively completed its strategy for the disengagement from the IOFS businesses. In connection with its disengagement from the IOFS businesses, Xerox recorded an after-tax write-off of $190 million in the first quarter of 1998.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from sales of the Debentures or shares of Common Stock sold from time to time hereunder. The Company has agreed to bear certain expenses in connection with the registration of the Debentures and Common Stock issuable upon conversion of the Debentures being offered and sold by the Selling Holders.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table shows the ratio of earnings to fixed charges for the periods indicated.

                                       THREE MONTHS
                                           ENDED
                                        MARCH 31,     YEAR ENDED DECEMBER 31,
                                       ------------- -------------------------
                                        1998   1997  1997 1996 1995 1994 1993*
                                       ------ ------ ---- ---- ---- ---- -----
Ratio of earnings to fixed charges
 (1)(2)...............................   3.20   3.41 3.64 3.71 3.54 3.23 0.66

--------
(1) The ratio of earnings to fixed charges has been computed based on the Company's continuing operations by dividing total earnings available for fixed charges, excluding capitalized interest and preferred stock dividends of subsidiaries, by total fixed charges. Fixed charges consist of interest, including capitalized interest and preferred stock dividends of subsidiaries, and one-third of rent expense as representative of the interest portion of rentals. Debt has been assigned to discontinued operations based on historical levels assigned to the businesses when they were continuing operations, adjusted for subsequent paydowns. Discontinued operations consist of the Company's Insurance, Other Financial Services, and Third Party Financing and Real Estate businesses.
(2) The Company's ratio of earnings to fixed charges includes the effect of the Company's finance subsidiaries, which primarily finance Xerox equipment. Financing businesses are more highly leveraged and, therefore, tend to operate at lower earnings to fixed charges ratio levels than do non-financial businesses.

* 1993 earnings were inadequate to cover fixed charges. The coverage deficiency was $249 million.

                           DESCRIPTION OF DEBENTURES

  The Debentures were issued under the Indenture. A copy of the Indenture is available for inspection during normal business hours at the corporate trust office of the Trustee. The following summaries of certain provisions of the Debentures and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Debentures and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Debenture which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  The Debentures are unsecured subordinated obligations of the Company limited to $1,012,198,000 aggregate principal amount at maturity and will mature on April 21, 2018. The principal amount at maturity of each Debenture is $1,000 (except as may be adjusted upon conversion of the Debentures to semiannual coupon debentures following a Tax Event) and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York.

  The Debentures were originally issued at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations--Original Issue Discount." The calculation of the accrual of Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of a Debenture) in the period during which a Debenture remains outstanding will be on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months. Such accrual commenced on the issue date of the Debentures (the "Issue Date"). The Debentures bear interest at the rate of 0.57% per annum on the principal amount due at maturity from the Issue Date, or from the most recent date to which interest has been paid or provided for until the Debentures are paid in full or funds are made available for payment in full of the Debentures in accordance with the Indenture. Cash interest will be payable at maturity (or earlier conversion, purchase or redemption) and semiannually on April 21 and October 21 of each year (each an "Interest Payment Date"), commencing on October 21, 1998, to holders of record at the close of business on April 7 or October 7 (whether or not a business day) immediately preceding each Interest Payment Date. Each payment of cash interest on the Debentures will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier conversion, purchase or redemption), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. In the event of the maturity, conversion, purchase by the Company at the option of a Holder or redemption of a Debenture, Original Issue Discount and cash interest will cease to accrue on such Debenture, under the terms and subject to the conditions (summaries of which are set forth below) of the Indenture. The Company may not reissue a Debenture that has matured or been converted, purchased by the Company at the option of a Holder, redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement thereof).

  Because certain of the operations of the Company are conducted through subsidiaries, the Company's cash flow and consequent ability to meet its debt obligations are dependent in part upon the earnings of its subsidiaries and on dividends and other payments therefrom. Since the Debentures are solely an obligation of the Company, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Debentures or to make funds available therefor in the form of dividends or advances to the Company. At March 31, 1998, the Company and its consolidated subsidiaries had outstanding approximately $13.557 billion of indebtedness ranking senior in right of payment to the Debentures. In addition, the Company and its consolidated subsidiaries had outstanding on such date foreign exchange contracts and interest rate swap contracts to which the Debentures would have been contractually or effectively subordinated.

FORM, DENOMINATION AND REGISTRATION

  The Debentures were issued in definitive registered form, without coupons, in minimum denominations of $1,000 principal amount at maturity and in integral multiples of $1,000 in principal amount at maturity in excess thereof. The Debentures were issued in fully registered book-entry form and are represented by one or more global Debentures without coupons (each, a "Global Debenture") deposited with a custodian for and registered in the name of Cede & Co. (DTC's partnership nominee) in New York, New York. Beneficial interests in any such Global Debenture are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for Debentures in certificated form except in the limited circumstances described herein. The Debentures offered hereby may be transferred only in denominations of $1,000 principal amount at maturity and integral multiples thereof.

  So long as DTC, or its nominee, is the registered owner or Holder of a Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Debentures represented by such Global Debenture for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in a Global Debenture will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

  No service charge will be made for any registration of transfer or exchange of Debentures but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Ownership of beneficial interests in a Global Debenture will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Debentures will be shown on, and the transfer of that ownership will be effected through, records maintained by DTC (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the Commission.

  Payments on Global Debentures will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Debenture held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants.

  DTC will take any action permitted to be taken by a Holder of Debentures (including the presentation of Debentures for exchange as described below) only at the direction of one or more participants to whose account interests in the Global Debentures are credited and only in respect of such portion of the aggregate principal amount of the Debentures as to which such participant or participants has or have give such direction. However, if there is an Event of Default under the Debentures, DTC will exchange the Global Debentures for Debentures in certificated form, which it will distribute to its participants.

  Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form.

  DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to the Company. If DTC or any successor depositary notifies the Company that it is unwilling or unable to continue as depositary for a Global Debenture or ceases to be a "Clearing Agency" registered or in good standing under the Exchange Act or other applicable statute or regulation and a successor depositary is not appointed by the Company within 90 days, or an Event of Default has occurred and is continuing, owners of beneficial interests in such Global Debenture will receive physical delivery of Debentures in certificated form and will be considered to be the owners or Holders of such Debentures under the Indenture.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In such event, certificates representing the Debentures will be printed and delivered.

  In case any Debenture in certificated form shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and upon the Company's request the Trustee will authenticate and deliver a new Debenture, of like tenor (including the same date of issuance) and equal principal amount at maturity, registered in the same manner, dated the date of its authentication in exchange and substitution for such Debenture (upon surrender and cancelation thereof) or in lieu of and substitution for such Debenture. In case such Debenture is destroyed, lost or stolen, the applicant for a substituted Debenture shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such Debenture, the applicant shall also furnish to the Company satisfactory evidence of the destruction, loss or theft of such Debenture and of the ownership thereof. Upon the issuance of any substituted Debenture, the Company may require the payment by the registered Holder thereof of a sum sufficient to cover fees and expenses connected therewith.

SUBORDINATION OF DEBENTURES

  Indebtedness evidenced by the Debentures is subordinated in right of payment as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness (as defined herein). No payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Change in Control Purchase Price or cash interest with respect to any Debenture may be made by the Company, nor may the Company pay cash with respect to the Purchase Price of any Debenture (other than for fractional shares) or acquire any Debentures for cash or property except as set forth in the Indenture if (i) any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period or (ii) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or the Company receives notice of the default. Notwithstanding the foregoing, payments with respect to the Debentures may resume and the Company may acquire Debentures for cash when (a) the default with respect to the Senior Indebtedness is cured or waived or (b) in the case of a default described in (ii) above, 179 or more days pass after notice of the default is received by the Company, provided that the terms of the Indenture otherwise permit the payment or acquisition of the Debentures at that time. If the Company receives a notice of default referred to in clause (ii) of the preceding sentence, then a similar notice received within nine months thereafter relating to the same default on the same issue of Senior Indebtedness shall not be effective to prevent the payment or acquisition of the Debentures as provided above. In addition, no payment may be made on the Debentures if any Debentures are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of (i) 120 days after the date of such acceleration or (ii) the payment in full of all Senior Indebtedness, but only if such payment is then otherwise permitted under the terms of the Indenture. Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all Senior Indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the Holders of the Debentures shall be entitled to receive any payment or distribution with respect to any Debentures.

  By reason of the subordination described herein, in the event of insolvency, upon any distribution of the assets of the Company, (i) the Holders of the Debentures are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full and (ii) unsecured creditors of the Company who are not Holders of Debentures or holders of Senior Indebtedness of the Company may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the Holders of Debentures.

  The term "Senior Indebtedness" of the Company means, without duplication, the principal, premium (if any) and unpaid interest on all present and future
(i) indebtedness of the Company for borrowed money, (ii) obligations of the Company evidenced by bonds, debentures, notes or similar instruments,
(iii) all obligations of the Company under (x) interest rate swaps, caps, collars, options and similar arrangements, (y) any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge, and (z) credit swaps, caps, floors, collars and similar arrangements, (iv) indebtedness incurred, assumed or guaranteed by the Company in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles), (v) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (vi) reimbursement obligations of the Company in respect of letters of credit relating to indebtedness or other obligations of the Company that qualify as indebtedness or obligations of the kind referred to in clauses
(i) through (v) above, and (vii) obligations of the Company under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Debentures.

  The Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  At March 31, 1998, the Company and its consolidated subsidiaries had outstanding approximately $13.557 billion of indebtedness ranking senior to the Debentures. In addition, the Company and its consolidated subsidiaries had outstanding on such date foreign exchange contracts and interest rate swap contracts to which the Debentures would have been contractually or effectively subordinated. There is no restriction under the Indenture on the Company's incurring additional indebtedness, including Senior Indebtedness.

CONVERSION RIGHTS

  A Holder of a Debenture may convert it into shares of Common Stock at any time before the close of business on April 21, 2018; provided, however, that if a Debenture is called for redemption, the Holder may convert it at any time before the close of business on the Redemption Date. On conversion of a Debenture, the Company may elect to deliver shares of Common Stock or an amount of cash determined as described below. A

Debenture in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Debenture may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Purchase Date or the Change in Control Purchase Date, as the case may be, in accordance with the terms of the Indenture.

  The initial Conversion Rate for the Debentures is 3.904 shares of Common Stock per $1,000 principal amount at maturity, subject to adjustment upon the occurrence of certain events described below. See "Price Range of Common Stock and Dividends." A Holder otherwise entitled to a fractional share of Common Stock will receive cash in an amount equal to the product of such fractional share and the Sale Price on the Trading Day immediately preceding the Conversion Date. A Holder may convert a portion of such Holder's Debentures so long as such portion is $1,000 principal amount at maturity or an integral multiple thereof.

  To convert a Debenture, a Holder must (i) complete and manually sign the conversion notice on the back of the Debenture (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent (initially the Trustee) at the office maintained by the Conversion Agent for such purpose, (ii) surrender the Debenture to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

  Upon conversion of a Debenture, a Holder will not receive any cash payment representing accrued Original Issue Discount or (except as provided below) accrued cash interest thereon. The Company's delivery to the Holder of the fixed number of shares of Common Stock (or cash in the applicable amount as described below) into which the Debenture is convertible (together with the cash payment, if any, in lieu of any fractional shares) will satisfy the Company's obligation to pay the principal amount at maturity of the Debenture, including the accrued Original Issue Discount and accrued cash interest attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount and accrued cash interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of Debentures at the option of the Holder made concurrently with or after acceleration of the Debentures following an Event of Default described under "--Events of Default; Notice and Waiver" below. The Conversion Rate will not be adjusted at any time during the term of the Debentures for accrued Original Issue Discount or accrued cash interest. A certificate for the number of full shares of Common Stock into which any Debenture is converted (and for cash in lieu of fractional shares) will be delivered through the Conversion Agent no later than the seventh business day following the Conversion Date. For a discussion of the tax treatment of a Holder receiving Common Stock upon conversion, see "Certain United States Federal Income Tax Considerations--Disposition or Conversion of Debentures."

  In lieu of delivering shares of Common Stock upon notice or conversion of any Debentures, the Company may elect to pay the Holder surrendering such Debentures an amount in cash per Debenture equal to the Sale Price (as defined under "--Purchase of Debentures at the Option of the Holder") of a share of Common Stock on the Trading Day immediately prior to the Conversion Date multiplied by the Conversion Rate in effect on such Trading Day, subject to adjustment upon the occurrence of certain events described below; provided, that if such payment of cash is not permitted pursuant to the provisions of the Indenture or otherwise, the Company shall deliver shares of Common Stock (and cash in lieu of fractional shares) as set forth below. Upon conversion of any Debentures, the Company shall inform the Holders through the Conversion Agent of its election to deliver shares of Common Stock or to pay cash in lieu of delivery of such shares no later than two Business Days following the Conversion Date. If the Company elects to deliver shares of Common Stock, such shares will be delivered through the Conversion Agent no later than the seventh Business Day following the Conversion Date. If the Company elects to pay cash, such cash payment will be made to the Holder surrendering such Debentures no later than the fifth Business Day following such Conversion Date.

  The Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other capital stock of the Company; certain subdivisions, combinations or reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights, warrants or options to purchase Common

Stock or securities convertible into Common Stock for a period expiring within 60 days after the record date for such distribution at a price per share less than the Sale Price at the time; and distributions to all holders of Common Stock of assets or debt Securities of the Company or rights, warrants or options to purchase securities of the Company (excluding cash dividends or other cash distributions (except to the extent cash dividends or other cash distributions constitute Extraordinary Cash Dividends) from consolidated current net earnings or earned surplus or dividends payable in Common Stock). However, no adjustment need be made if Holders may participate in the transactions on a basis and with notice that the Board of Directors of the Company determines to be fair and appropriate, or in certain other cases. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase securities of the Company applicable to one share of Common Stock distributed to shareholders exceeds the Average Sale Price per share of Common Stock, or such Average Sale Price exceeds such fair market value of such portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a Debenture upon conversion thereof will be entitled to receive, in addition to the shares of Common Stock into which such Debenture is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that such Holder would have received if such Holder had converted such Debenture immediately prior to the record date for determining the shareholders entitled to receive the distribution. The Indenture permits the Company to increase the Conversion Rate from time to time.

  "Average Sale Price" means the average of the Sale Prices of the Common Stock for the shorter of: (i) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (ii) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, options or warrants or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, warrants or distribution in respect of which the Average Sale Price is being calculated, or (iii) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time with respect to the next preceding (a) issuance of rights, warrants, or options or (b) distribution, in each case, for which an adjustment is required by the provisions of the Indenture and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, warrants, or options or distribution in respect of which the Average Sale Price is being calculated. "Time of Determination" means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants, or options or a distribution, in each case, to which Sections 13.07 and 13.08 of the Indenture apply and (ii) the time ("Ex-Dividend Time") immediately prior to the commencement of "ex-dividend" trading for such rights, options, warrants or distribution on the NYSE or such other national or regional exchange or market on which shares of the Common Stock are then listed or quoted.

  If the Company is party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets which is otherwise permitted under the terms of the Indenture, the right to convert a Debenture into Common Stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets which the Holder would have received if the Holder had converted such Holder's Debentures immediately prior to the transaction.

  In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the Conversion Rate (or in which Holders otherwise participate) or in the event the Conversion Rate is increased at the discretion of the Company, the Holders of the Debentures may in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations--Adjustment of Conversion Rate."

  In the event the Company exercises its option to have interest in lieu of Original Issue Discount accrue on a Debenture following a Tax Event, the Holder will be entitled on conversion to receive the same number of shares of Common Stock such Holder would have received if the Company had not exercised such option. If the Company exercises such option, Debentures surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business of such Interest Payment Date (except Debentures to be redeemed on a date within such period) must be accompanied by payment of an amount equal to the interest thereon that the registered Holder is to receive. Except where Debentures surrendered for conversion must be accompanied by payment as described above, no interest on converted Debentures will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. See "--Optional Conversion to Semiannual Coupon Debenture upon Tax Event."

REDEMPTION OF DEBENTURES AT THE OPTION OF THE COMPANY

  No sinking fund is provided for the Debentures. Prior to April 21, 2003, the Debentures will not be redeemable at the option of the Company. Thereafter, the Company may redeem the Debentures for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to Holders of Debentures (unless a shorter notice shall be satisfactory to the Trustee) at the Redemption Prices set forth below plus accrued cash interest to the Redemption Date. Any such redemption must be in integral multiples of $1,000 principal amount at maturity.

  The table below shows Redemption Prices of a Debenture per $1,000 principal amount at maturity on April 21, 2003, at each April 21 thereafter prior to maturity, and at maturity on April 21, 2018, which prices reflect the accrued Original Issue Discount calculated to each such date. The Redemption Price of a Debenture redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to the Redemption Date.

                                                                         (3)
                                                           (2)        REDEMPTION
                                             (1)     ACCRUED ORIGINAL   PRICE
   REDEMPTION DATE                       ISSUE PRICE  ISSUE DISCOUNT  (1) + (2)
   ---------------                       ----------- ---------------- ----------
   April 21, 2003.......................   $568.07       $ 80.84      $  648.91
   April 21, 2004.......................    568.07         98.82         666.89
   April 21, 2005.......................    568.07        117.46         685.53
   April 21, 2006.......................    568.07        136.79         704.86
   April 21, 2007.......................    568.07        156.82         724.89
   April 21, 2008.......................    568.07        177.58         745.65
   April 21, 2009.......................    568.07        199.11         767.18
   April 21, 2010.......................    568.07        221.42         789.49
   April 21, 2011.......................    568.07        244.54         812.61
   April 21, 2012.......................    568.07        268.52         836.59
   April 21, 2013.......................    568.07        293.37         861.44
   April 21, 2014.......................    568.07        319.12         887.19
   April 21, 2015.......................    568.07        345.82         913.89
   April 21, 2016.......................    568.07        373.50         941.57
   April 21, 2017.......................    568.07        402.19         970.26
   At Stated Maturity...................    568.07        431.93       1,000.00

  If converted to semiannual coupon debentures following the occurrence of a Tax Event, the Debentures will be redeemable at the Restated Principal Amount (as defined below) plus accrued and unpaid interest from the date of such conversion to the Redemption Date; provided, however, that in no event may the Debentures be redeemed prior to April 21, 2003. See "--Optional Conversion to Semiannual Coupon Debenture upon Tax Event."

  If fewer than all of the Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a Holder's Debentures is selected for partial redemption and such Holder converts a portion of such Debentures prior to such redemption, such converted portion shall be deemed, solely for purposes of determining the aggregate Principal Amount of Debentures to be redeemed by the Company, to be of the portion selected for redemption.

PURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

  On April 21, 2003 (the "Purchase Date"), the Company will become obligated to purchase, at the option of the Holder thereof, any outstanding Debenture for which a written notice (a "Purchase Notice") has been delivered by the Holder to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time from the opening of business on the date that is 20 business days preceding the Purchase Date until the close of business on the Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions set forth in part in the following paragraphs. The Purchase Price for such Debentures will be $648.91 per $1,000 principal amount at maturity plus accrued cash interest to the Purchase Date.

  If prior to the Purchase Date the Debentures have been converted to semiannual coupon debentures following the occurrence of a Tax Event, the Purchase Price will be equal to the Restated Principal Amount plus accrued and unpaid cash interest from the date of such conversion to, but excluding, the Purchase Date. See "--Optional Conversion to Semiannual Coupon Debenture upon Tax Event."

  The Company, at its option, may elect to pay such Purchase Price in cash or Common Stock, or any combination thereof. For a discussion of the tax treatment of such a transaction, see "Certain United States Federal Income Tax Considerations--Disposition or Conversion of Debentures."

  The Company will give notice (the "Company Notice") not less than 20 business days prior to the Purchase Date (the "Company Notice Date") to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things
(i) whether the Company will pay the Purchase Price of the Debentures in cash or Common Stock, or any combination thereof, and (ii) the procedures that Holders must follow to require the Company to purchase Debentures from such Holders.

  The Purchase Notice given by any Holder requiring the Company to purchase Debentures shall state (i) the certificate numbers of the Debentures to be delivered by such Holder for purchase by the Company; (ii) the portion of the principal amount at maturity of Debentures to be purchased, which portion must be $1,000 or an integral multiple thereof; (iii) that such Debentures are to be purchased by the Company pursuant to the applicable provisions of the Debentures; and (iv) if the Company elects, pursuant to the Company Notice, to pay a specified percentage of the Purchase Price in Common Stock but such specified percentage is ultimately to be paid in cash because any of the conditions to payment of such specified percentage of the Purchase Price in Common Stock contained in the Indenture is not satisfied prior to the close of business on the Purchase Date, as described below, that such Holder elects (a) to withdraw such Purchase Notice as to some or all of the Debentures; to which it relates (stating the principal amount at maturity and certificate numbers of the Debentures as to which such withdrawal shall relate) or (b) to receive cash in respect of the Purchase Price of all Debentures subject to such Purchase Notice. If the Holder fails to indicate such Holder's choice with respect to the election described in clause (iv) above in the Purchase Notice, such Holder shall be deemed to have elected to receive cash for the specified percentage that was to have been payable in Common Stock.

  Any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice.

  If the Company elects to pay the Purchase Price, in whole or in part, in shares of Common Stock, the number of shares to be delivered in respect of the specified percentage of the Purchase Price to be paid in Common Stock shall be equal to the dollar amount of such specified percentage of the Purchase Price divided by the Market Price (as defined below) of a share of Common Stock. However, no fractional shares of Common Stock will be delivered upon any purchase by the Company of Debentures in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional shares of Common Stock. Each Holder whose Debentures are purchased at the option of such Holder as of the Purchase Date shall receive the same percentage of cash or Common Stock in payment of the Purchase Price for such Debentures, except as described above with regard to the payment of cash in lieu of fractional shares of Common

Stock. For a discussion of the resulting tax consequences, see "Certain United States Federal Income Tax Considerations--Disposition or Conversion of Debentures."

  The "Market Price" means the average of the Sale Price of the Common Stock for the five Trading Day period ending on the third Trading Day prior to the applicable Purchase Date, appropriately adjusted to take into account the actual occurrence, during the seven Trading Days preceding such Purchase Date, of certain events that would result in an adjustment of the Conversion Rate with respect to the Common Stock. The "Sale Price" on any Trading Day means the closing per share sale price for the Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such Trading Day as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. A "Trading Day" means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation. Because the Market Price of the Common Stock is determined prior to the Purchase Date, Holders of Debentures bear the market risk with respect to the value of the Common Stock to be received from the date such Market Price is determined to the Purchase Date. The Company may pay the Purchase Price, in whole or in part, in Common Stock only if the information necessary to calculate the Market Price at that time is reported in The Wall Street Journal or another daily newspaper of national circulation.

  The Company's right to purchase Debentures, in whole or in part, with shares of Common Stock is subject to the Company's satisfying various conditions, including the registration of the Common Stock under the Securities Act and the Exchange Act, unless there exists an applicable exemption from registration thereunder. If such conditions are not satisfied prior to the close of business on the Purchase Date, the Company will pay the Purchase Price of the Debentures in cash. The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13e-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of the Holders thereof on a Purchase Date. The Company may not change the form of consideration (or components or percentages of components thereof) to be paid once the Company has given its Company Notice to Holders of Debentures except as described in the second sentence of this paragraph.

  Payment of the Purchase Price for a Debenture for which a Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Debenture (together with any necessary endorsements) to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice. Payment of the Purchase Price for such Debenture will be made promptly following the later of the business day following the Purchase Date and the time of delivery of such Debenture. If the Paying Agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such Debenture on the business day following the Purchase Date, then, on and after the Purchase Date, such Debenture will cease to be outstanding and cash interest and Original Issue Discount on such Debenture will cease to accrue and will be deemed paid, whether or not such Debenture is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery of such Debenture).

  The Company's ability to purchase Debentures with cash may be limited by the terms of its then-existing borrowing agreements. No Debentures may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such Debentures).

CHANGE IN CONTROL PERMITS PURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

  In the event of any Change in Control (as defined below) of the Company occurring on or prior to April 21, 2003, each Holder of Debentures will have the right, at the Holder's option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the principal amount at maturity must be $1,000 or an integral multiple thereof) of the Holder's Debentures on the date that is 35 business days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to the Issue Price plus accrued Original Issue Discount and accrued cash interest to the Change in Control Purchase Date (the "Change in Control Purchase Price"). If prior to a Change in Control Purchase Date the Debentures have been converted to semiannual coupon debentures following the occurrence of a Tax Event, the Company will be required to purchase the Debentures at a cash price equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to, but excluding, the Change in Control Purchase Date. Holders will not have any right to require the Company to purchase Debentures in the event of any Change in Control of the Company occurring after April 21, 2003.

  Within 15 business days after the Change in Control, the Company shall mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall state, among other things: (i) the date of such Change in Control and, briefly, the events causing such Change in Control, (ii) the date by which the Change in Control Purchase Notice (as defined below) must be given, (iii) the Change in Control Purchase Date, (iv) the Change in Control Purchase Price,
(v) the name and address of the Paying Agent and the Conversion Agent, (vi) the Conversion Rate and any adjustments thereto, (vii) that Debentures with respect to which a Change in Control Purchase Notice is given by the Holder may be converted into shares of Common Stock only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture, (viii) the procedures that Holders must follow to exercise these rights, (ix) the procedures for withdrawing a Change in Control Purchase Notice, (x) that Holders who want to convert Debentures must satisfy the requirements set forth in the Debentures and (xi) briefly, the conversion rights of Holders of Debentures. The Company will cause a copy such notice to be published in The Wall Street Journal or another daily newspaper of national circulation.

  To exercise the purchase right, the Holder must deliver written notice of the exercise of such right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the Debentures to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the principal amount at maturity of Debentures to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such Debentures are to be purchased by the Company pursuant to the applicable provisions of the Debentures.

  Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to a Change in Control Purchase Notice.

  Payment of the Change in Control Purchase Price for a Debenture for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Debenture (together with any necessary endorsements) to the Paying Agent or an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such Debenture will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of such Debenture. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such Debenture on the business day following the Change in Control Purchase Date, then, on and after the Change in Control Purchase Date, such Debenture will cease to be outstanding and cash interest and Original Issue Discount on such Debenture will cease to accrue and will be deemed paid, whether or not such Debenture is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of such Debenture).

  Under the Indenture, a "Change in Control" of the Company is deemed to have occurred at such time as (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than the Company, any Subsidiary of the Company, or any employee benefit plan of either the Company or any Subsidiary of the Company, files a Schedule 13D or Schedule 14D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, or (ii) there shall be consummated any consolidation or merger of the Company pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger. The Indenture does not permit the Board of Directors to waive the Company's obligation to purchase Debentures at the option of a Holder in the event of a Change in Control of the Company.

  The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of the Holders thereof upon a Change in Control. The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other offerings of securities comparable to the Debentures that have been marketed by the Purchasers and the terms of such feature result from negotiations between the Company and the Purchasers.

  If a Change in Control were to occur, there can be no assurance that the Company would have funds sufficient to pay the Change in Control Purchase Price for all of the Debentures that might be delivered by Holders seeking to exercise the purchase right since the Company might also be required to prepay certain Senior Indebtedness having financial covenants with change of control provisions in favor of the holders thereof. In addition, the Senior Indebtedness of the Company may have cross-default provisions that could be triggered by a default under the change of control provisions in such Senior Indebtedness, thereby possibly accelerating the maturity of such Senior Indebtedness. In such case, the Holders of the Debentures would be subordinated to the prior claims of the holders of such Senior Indebtedness. In addition, the Company's ability to purchase Debentures with cash may be limited by the terms of its then-existing borrowing agreements. No Debentures may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Events of Default, Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to such Debentures).

REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement dated as of April 21, 1998, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., the Company has agreed to use reasonable efforts to keep the registration statement of which this Prospectus forms a part effective with respect to the Debentures until two years from the date of initial issuance of the Debentures or such earlier date as all securities registrable thereunder (the "Registrable Securities") shall have been disposed of (the "Effectiveness Period").

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may, without the consent of any Holders of outstanding Debentures, consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any individual, corporation, partnership, joint venture, trust, association, unincorporated organization or limited liability company (each a "Person") organized under the laws of any United States jurisdiction, provided that (i) the successor Person assumes the Company's obligations on the Debentures and under the Indenture and (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time would become an Event of Default, shall have occurred and be continuing. Certain of the foregoing transactions, if they occur on or prior to April 21, 2003, could constitute a Change in Control of the Company permitting each Holder to require the Company to purchase the Debentures of such Holder as described above.

OPTIONAL CONVERSION TO SEMIANNUAL COUPON DEBENTURE UPON TAX EVENT

  From and after the date (the "Tax Event Date") of the occurrence of a Tax Event (as defined below), the Company shall have the option to elect to have interest in lieu of future Original Issue Discount (and other cash interest provided for under the Indenture) accrue at 3.625% per annum on a principal amount per Debenture (the "Restated Principal Amount") equal to the Issue Price plus Original Issue Discount accrued to the date immediately prior to the Tax Event Date or the date on which the Company exercises the option described herein, whichever is later (such date hereinafter referred to as the "Option Exercise Date"). Such interest shall accrue from the Option Exercise Date and shall be payable semiannually on each Interest Payment Date to holders of record at the close of business on the Regular Record Date immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Option Exercise Date.

  A "Tax Event" means that the Company shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this Prospectus, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this Prospectus, there is more than an insubstantial risk that interest (including Original Issue Discount) payable on the Debentures either
(i) would not be deductible on a current accrual basis or (ii) would not be deductible under any other method, in either case in whole or in part, by the Company (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

  President Clinton's fiscal year 1998 budget proposed a series of tax law changes that would have, if enacted and made applicable to the Debentures, prevented the Company from deducting interest (including Original Issue Discount) payable on the Debentures on a current accrual basis for United States federal income tax purposes and could have caused some or all of the interest (including Original Issue Discount) payable on the Debentures to fail to be deductible by the Company under any other method for United States federal income tax purposes. This proposal was not adopted by Congress and was not part of the Taxpayer Relief Act of 1997, although a similar proposal was included in President Clinton's fiscal year 1999 budget proposal. If the President's current proposal or a similar proposal were ever made applicable to the Debentures in a manner that would limit the ability of the Company to either (i) deduct the interest (including Original Issue Discount) payable on the Debentures on a current accrual basis or (ii) deduct the interest (including Original Issue Discount) payable on the Debentures under any other method for United States federal income tax purposes, such enactment would result in a Tax Event and the terms of the Debentures would be subject to modification at the option of the Company as described above. The modification of the terms of Debentures by the Company upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the Debentures with respect to the semiannual payments of interest due on the Debentures after the Option Exercise Date. See "Certain United States Federal Income Tax Considerations--Tax Event."

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding may declare the Issue Price plus Original Issue Discount accrued, together with any accrued cash interest (or if the Debentures have been converted to semiannual coupon debentures following a Tax Event, the Restated Principal Amount, plus accrued cash interest) to the date of default (in the case of an Event of Default specified in (i), (ii) or (iii) of the following paragraph) or to the date of such declaration (in the case of an Event of Default specified in (iv) of the following paragraph) on all the Debentures to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the Debentures plus the Original Issue Discount accrued thereon, together with any accrued cash interest (or if the Debentures have been converted to semiannual coupon debentures following a Tax Event, the Restated Principal Amount, plus accrued cash interest) to the occurrence of such event shall automatically become and be immediately due and payable. Upon any such acceleration, the subordination provisions of the Indenture preclude any payment being made to Holders of Debentures until the earlier of (i) 120 days or more after the date of such acceleration and (ii) the payment in full of all Senior Indebtedness, but only if such payment is then otherwise permitted under the terms of the Indenture. See "Subordination of Debentures" above. Under certain circumstances, the Holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may rescind any such acceleration with respect to the Debentures and its consequences. Interest shall accrue and be payable on demand upon a default in the payment of principal amount at maturity, Issue Price, accrued Original Issue Discount, cash interest when due, Redemption Price, Purchase Price, Change in Control Purchase Price or shares of Common Stock (and cash in lieu of fractional shares) or cash in lieu of such Common Stock to be delivered on conversion of Debentures, in each case to the extent that the payment of such interest shall be legally enforceable.

  Under the Indenture, Events of Default include: (i) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, cash interest or interest upon conversion to a semiannual coupon debenture following a Tax Event (if such default in payment of interest shall continue for 31 days), Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any Debenture, when the same becomes due and payable (whether or not such payment is prohibited by the provisions of the Indenture); (ii) failure by the Company to deliver shares of Common Stock (including cash in lieu of fractional shares) or cash in lieu thereof when such Common Stock (and cash in lieu of fractional shares) or cash is required to be delivered following conversion of a Debenture and continuance of such default for 10 days; (iii) failure by the Company to comply with any of its other agreements in the Debentures or the Indenture upon the receipt by the Company of notice of such default from the Trustee or from Holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding and the Company's failure to cure such default within 90 days after receipt by the Company of such notice; or (iv) certain events of bankruptcy or insolvency.

  The Trustee shall, within 90 days after the occurrence of any default, mail to all Holders of the Debentures notice of all defaults of which the Trustee shall be aware, unless such defaults shall have been cured or waived before the giving of such notice; provided, that the Trustee may withhold such notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interest of the Holders.

  The Holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No Holder of any Debenture will have any right to pursue any remedy with respect to the Indenture or the Debentures unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Debentures shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders shall have offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it; (iv) the Trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and (v) the Holders of a majority in aggregate principal amount at maturity of the outstanding Debentures shall not have given the Trustee a direction inconsistent with such request within 60 days after receipt of such request.

  The right of any Holder: (a) to receive payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price or interest in respect of the Debentures held by such Holder on or after the respective due dates expressed in the Debentures or as of any Redemption Date or (b) to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or adversely affected without such Holder's consent.

  The Holders of a majority in aggregate principal amount at maturity of Debentures at the time outstanding may waive any existing default and its consequences except (i) any default in any payment on the Debentures, (ii) any default with respect to the conversion rights of the Debentures, or (iii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the Holder of each Debenture as described in "Modification" below. When a default is waived it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

  The Company is required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture. In addition, the Company shall file with the Trustee written notice of the occurrence of any default or Event of Default within five Business Days of its becoming aware of such default or Event of Default.

MODIFICATION

  Modification and amendment of the Indenture or the Debentures may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the Debentures then outstanding. However, without the consent of each Holder affected thereby, no amendment may, among other things, (i) reduce the principal amount at maturity, Issue Price, Purchase Price, Change in Control Purchase Price, Redemption Price or amount of cash paid in lieu of shares of Common Stock on conversion with respect to any Debenture, or extend the stated maturity of any Debenture or alter the manner or rate of accrual of Original Issue Discount or cash interest, or make any Debenture payable in money or securities other than that stated in the Debenture; (ii) make any change to the principal amount at maturity of Debentures whose Holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any Debenture or the right to require the Company to purchase a Debenture; (iv) modify the provisions of the Indenture relating to the subordination of the Debentures in a manner adverse to the Holders of the Debentures; or (v) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Debentures. No change that adversely affects the rights of any holder of Senior Indebtedness of the Company under the subordination provisions of the Indenture may be made unless requisite consents to such change are obtained from holders of Senior Indebtedness pursuant to the terms of the related Senior Indebtedness instrument.

  Without the consent of any Holder of Debentures, the Company and the Trustee may amend the Indenture to (i) cure any ambiguity, defect or inconsistency; provided, however, that such amendment does not adversely affect the rights of any Holder, (ii) provide for the assumption by a successor to the Company of the obligations of the Company under the Indenture, (iii) provide for uncertificated Debentures in addition to certificated Debentures, as long as such uncertificated Debentures are in registered form for United States federal income tax purposes, (iv) make any change that does not adversely affect the rights of any Holder of Debentures, (v) make any change necessary to comply with the Trust Indenture Act of 1939, as amended, or (vi) add to the covenants or obligations of the Company under the Indenture or surrender any right, power or option conferred by the Indenture on the Company.

DISCHARGE OF THE INDENTURE

  The Company may satisfy and discharge its obligations under the Indenture by delivering to the Trustee for cancellation all outstanding Debentures or by depositing with the Trustee, the Paying Agent or the Conversion Agent, if applicable, after the Debentures have become due and payable, whether at stated maturity, or any Redemption Date, or any Purchase Date, a Change of Control Purchase Date, or upon conversion or otherwise, cash or Common Stock (as applicable under the terms of the Indenture) sufficient to pay all of the outstanding Debentures and paying all other sums payable under the Indenture by the Company.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

  If a bankruptcy proceeding is commenced in respect of the Company, under Title 11 of the United States Code, the claim of the Holder of a Debenture may be limited to (i) the Issue Price of the Debenture plus that portion of the Original Issue Discount, together with any cash interest, that is deemed to have accrued from the date of issue to the commencement of the proceeding or
(ii) if the Debentures have been converted to semiannual coupon debentures, the Restated Principal Amount plus accrued but unpaid interest to such commencement.

INFORMATION CONCERNING THE TRUSTEE

  The First National Bank of Chicago is the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture. The Company has banking and certain other relationships with one or more affiliates of the Trustee.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax consequences of the purchase, ownership, disposition, and conversion of Debentures. Unless otherwise stated, this summary deals only with Debentures held as capital assets (generally, assets held for investment under the Internal Revenue Code of 1986, as amended (the "Code"), by Holders who purchase Debentures upon original issuance. The tax treatment of a Holder of Debentures may vary depending on his particular situation. This summary does not address all of the tax consequences that may be relevant to Holders who may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, or, except to the extent described below, foreign taxpayers. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. Each investor is urged to consult his tax advisor as to the particular tax consequences of purchasing, owning, and disposing of Debentures, including the application and effect of United States federal, state, local, and foreign tax laws.

  The Company has been advised by its counsel that, based on current laws, regulations and administrative and judicial standards, all of which are subject to change, the Debentures will be treated as indebtedness for United States federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

  The Debentures are being issued at a substantial discount from their stated principal amount at maturity. For United States federal income tax purposes, the difference between the issue price (the initial offering price to the public at which a substantial amount of the Debentures are sold for money, other than sales to bond houses, brokers, or similar persons acting in the capacity of underwriters, placement agents, or wholesalers) and the stated principal amount at maturity of each Debenture constitutes original issue discount ("Original Issue Discount"). Holders of Debentures will be required to include Original Issue Discount in income periodically over the term of the Debentures before receipt of the cash or other payment attributable to such income.

  For United States federal income tax purposes, each Holder of a Debenture must generally include in gross income a portion of the Original Issue Discount in each taxable year during which the Debenture is held in an amount equal to the Original Issue Discount that accrues on the Debenture during such period, determined by using a constant yield to maturity method. The Original Issue Discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less Original Issue Discount to the earlier years of the term of the Debenture and more Original Issue Discount to later years. For the approximate cumulative total amount of the Original Issue Discount accrued annually, see the chart under "Description of Debentures--Redemption of Debentures at the Option of the Company." Any amount included in income as Original Issue Discount will increase a Holder's basis in the Debenture.

DISPOSITION OR CONVERSION OF DEBENTURES

  Except as described below, gain or loss upon a sale or other disposition of a Debenture will generally be capital gain or loss, which will be subject to tax as described below in the discussion of the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998. If a Holder elects to exercise his option to tender a Debenture to the Company on a Purchase Date or a Change in Control Purchase Date for cash, such tender will be treated as a sale of the Debenture.

  A Holder that receives Common Stock in exchange for a Debenture (whether upon conversion of a Debenture or at the Company's option upon tender of a Debenture) will generally not recognize gain or loss (except with respect to cash received in lieu of a fractional share). A Holder's tax basis in the Common Stock received on conversion or tender of a Debenture will be the same as the Holder's adjusted tax basis in the Debenture at the time of conversion or tender (exclusive of any basis allocable to a fractional share), and the holding period for the Common Stock received on conversion or tender will include the holding period of the Debenture converted. It is possible, however, the Internal Revenue Service may argue that the holding period of the Common Stock allocable to accrued Original Issue Discount will commence on the date of accrual or conversion.

  If a Holder elects to exercise his option to tender a Debenture to the Company on the Purchase Date and the Company issues Common Stock in satisfaction of the Purchase Price, such exchange will be treated the same as a conversion. If a Holder elects to exercise his option to tender a Debenture to the Company on the Purchase Date and the Company delivers a combination of cash and Common Stock in satisfaction of the Purchase Price, a Holder that is an original purchaser of the Debenture generally should not have gain or loss. A Holder's basis in the Common Stock received would be the same as the Holder's basis in the Debenture, reduced by the cash received and increased by any gain recognized (exclusive of any basis allocable to a fractional share).

  Under the Taxpayer Relief Act of 1997, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual Holder upon the disposition of such Common Stock or Debentures that has been held for more than 18 months is generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual Holder upon the disposition of such Common Stock or Debentures that has been held for more than 12 months but not for more than 18 months will continue to be subject to tax at a rate not to exceed 28% and capital gain recognized from the disposition of Common Stock or Debentures that has been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. The U.S. Congress recently passed the Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act") which, if signed into law by the President, would reduce the 18 month holding period to one year for net capital gain realized by individuals, generally effective for net capital gains realized on or after January 1, 1998. Thus, capital gain recognized from the disposition of Common Stock or Debentures that has been held for more than one year will generally be subject to tax at a rate not to exceed 20% if the 1998 Act is enacted in its current form. However, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

ADJUSTMENT OF CONVERSION PRICE

  If at any time the Company makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the Conversion Rate of the Debentures is increased, the amount of such increase may be deemed to be the payment of a taxable dividend to holders of the Debentures. For example, an increase in the Conversion Rate in the event of distributions of evidences of indebtedness or assets of the Company will generally result in deemed dividend treatment to holders of the Debentures, but generally a decrease in the event of stock dividends or a stock split will not. In addition, if the Conversion Rate is increased at the discretion of the Company, such increase may result in taxable income for the Holders of the Debentures.

TAX EVENT

  The modification of the terms of the Debentures by the Company upon a Tax Event as described in "Description of Debentures--Optional Conversion to Semiannual Coupon Debenture upon Tax Event," could possibly alter the timing of income recognition by the Holders of the Debentures with respect to the semiannual payments of interest due on the Debentures after the Option Exercise Date.

TAX CONSEQUENCES TO NON-US HOLDERS

  General. The following is a summary of certain special tax consequences to Non-U.S. Holders. As used herein, "Non-U.S. Holder" means a beneficial owner of the Debentures or Common Stock that is not (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate that is subject to United States federal income taxation without regard to the source of its income or
(iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more fiduciaries who have authority to control substantial decisions of the trust.

    (a) Payments of Interest. Subject to the discussion of Backup Withholding and Information Reporting below, no withholding of United States federal income tax will be required with respect to accruals of Original Issue Discount and payments by the Company of cash interest (including amounts in respect of Original Issue Discount) on a Debenture to a Non-U.S. Holder of such Debenture, provided that, in the case of Original Issue Discount and cash interest (i) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation that is related to the Company through stock ownership, a foreign tax-exempt organization or foreign private foundation for United States federal income tax purposes, and (ii) the requirements of section 871(h) or 881(c) of the Code, as set forth in paragraph (f) below, are satisfied. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on Original Issue Discount and interest that is effectively connected with such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" (as adjusted) for the taxable year, unless it qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

    (b) Gain on Sale of Debentures or Common Stock. An individual Non-U.S. Holder who does not have a United States trade or business will generally not be subject to tax on any capital gains recognized upon the sale, exchange, redemption or other disposition of a Debenture or upon a sale, exchange, redemption or other disposition of Common Stock unless (i) such gains are effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. In such a case, the Non-U.S. Holder will be subject to tax at a rate of 30% on any such capital gains to the extent that such capital gains exceed his United States source capital losses.

    (c) Conversion of Debentures. No United States federal income tax will be imposed upon the conversion of a Debenture into shares of Common Stock for a Non-U.S. Holder who does not have a connection with or status with respect to the United States as described in paragraph (a) above except that such Holder may be subject to United States federal withholding tax on constructive dividends, if any, upon conversion.

    (d) Dividends. Dividends on shares of Common Stock held by a Non-U.S. Holder will be subject to United States withholding tax at a rate of 30% (or graduated rates if such dividends are effectively connected with the conduct of a trade or business within the United States) or such lower rate as may be provided by an applicable tax treaty and the Company must report to the Internal Revenue Service the amount of the dividends paid to the registered holder of the Common Stock but the payment will not be subject to, any additional backup withholding or information reporting.

    (e) Federal Estate Tax. A Debenture held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and that the Original Issue Discount and cash interest accrued on such Debenture was not effectively connected with a United States trade or business. Shares of Common Stock held by an individual at the time of his death (or theretofore transferred subject to certain rights and powers) will be subject to United States federal estate tax unless otherwise provided by applicable treaty.

    (f) Owner Statement Requirement. Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a Debenture or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a Debenture on behalf of such owner file a statement with the Company or its agent to the effect that the beneficial owner is not a U.S. person in order to avoid withholding of United States federal income tax. Under current regulations, this requirement will be satisfied if the Company or its agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of a Debenture in which such owner certifies, under penalties of perjury, that such owner is not a U.S. person and provides such owner's name and address, or (ii) a statement from the Financial Institution holding the Debenture on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause
  (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under current United States federal income tax law, a 31% "backup" withholding tax is applied to certain payments (including amounts in respect of Original Issue Discount) made to, and to the proceeds of sales before maturity by, certain U.S. persons if such persons (i) fail to furnish their taxpayer identification numbers which, for an individual, would be his Social Security number or (ii) in certain circumstances, fail to certify, under penalties of perjury, that they have both furnished a correct taxpayer identification number and not been notified by the Internal Revenue Service that they are subject to backup withholding for failure to report interest and dividend payments. Under current regulations, this backup withholding will not apply to payments made outside the United States by the Company or a paying agent on a Debenture if the Owner's Statement is received, provided in each case that the Company or the paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

  Under current regulations, payments of the proceeds of the sale of a Debenture or Common Stock to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a U.S. person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period ("U.S. Connected Broker"), unless the broker has in its records documentary evidence that the holder of a Debenture or Common Stock is not a U.S. person and certain conditions are met or the holder of a Debenture or Common Stock otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

  On October 7, 1997, the Treasury Department released new Treasury Regulations governing the backup withholding and information reporting requirements described above. The new regulations would not generally alter the treatment of Non-U.S. Holders who furnish an Owner's Statement to the payor. The new regulations would alter the procedures for claiming treaty benefits, such as in the case of dividends, and may change certain procedures applicable to U.S. Connected Brokers. The new regulations are generally effective for payments made after December 31, 1999.

                           SELLING SECURITY HOLDERS

  The Debentures were originally issued by the Company and resold by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as initial purchasers (the "Initial Purchasers"), in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers," as defined in Rule 144A promulgated under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

  The following table sets forth information with respect to the Selling Holders and the respective principal amounts at maturity of Debentures beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures, since the date on which they provided to the Company the information regarding their Debentures, in transactions exempt from the registration requirements of the Securities Act.

                                                        Principal Amount at
                                                       Maturity of Debentures
                                                       Beneficially Owned and
                    Selling Holder                   that may be Offered Hereby
                    --------------                   --------------------------
   Allstate Insurance Company......................           3,500,000
   Allstate Life Insurance Company.................           5,000,000
   American Community Mutual Insurance Company.....             640,000
   American Pioneer Life Insurance Company of New
    York...........................................             110,000
   American Progressive Life & Health Insurance
    Company of New York............................             110,000
   American Public Entity Excess Pool..............             120,000
   American Republic Insurance Company.............           1,390,000
   Amwest Surety Insurance Company.................             825,000
   Anthracite Mutual Fire Insurance Company........              25,000
   Argent Classic Convertible Arbitrage Fund L.P...         129,000,000
   Argent Classic Convertible Arbitrage Fund
    (Bermuda) L.P..................................         115,000,000
   Argent Convertible Arbitrage Fund Ltd...........           5,000,000
   Argent Offshore Fund L.P........................          40,000,000
   Arpeggio Fund, LP...............................           2,900,000
   Associated Physicians Insurance Company.........              50,000
   Baltimore Life Insurance Company................              80,000
   BancAmerica Robertson Stephens..................           2,000,000
   Bankers Trust Trustee For Chrysler Corp. Emp. #1
    Pension Plan dated 4/1/89......................           4,380,000
   BCS Life Insurance Company......................             500,000
   Blue Cross of the Rochester Area c/o Income
    Research and Management........................          10,560,000
   Blue Shield of the Rochester Area c/o Income
    Research and Management........................           3,450,000
   Bond Fund Series--Oppenheimer Convertible
    Securities Fund................................          12,000,000
   Bostik Inc......................................             100,000
   BT Holdings (New York) Inc......................          15,000,000

                                                        Principal Amount at
                                                       Maturity of Debentures
                                                       Beneficially Owned and
                    Selling Holder                   that may be Offered Hereby
                    --------------                   --------------------------
   California Public Employees' Retirement System..           8,500,000
   Capital Markets Transactions Inc................          31,000,000
   Care America Life Insurance Company.............             190,000
   Century-National Insurance Company .............             700,000
   Chase Manhattan NA Trustee For IBM Retirement
    Plan dated 12/18/45............................           7,060,000
   Chicago Mutual Insurance Company................             100,000
   Chrysler Insurance Company......................           4,920,000
   Commonwealth Dealers Life Insurance.............             120,000
   Compass Variable Accounts--Total Return Variable
    Account........................................           1,180,000
   Condor Insurance Company........................             250,000
   CSA Fraternal Life Insurance Company............             190,000
   Davis Convertible Securities Fund...............           9,600,000
   DeMoss Foundation...............................             300,000
   Deutsche Bank Securities Inc.(1)................           4,000,000
   EQ Financial Consultants Equi-Vest Total Return
    Fund...........................................           1,020,000
   Farmers Home Mutual Insurance Company...........             420,000
   Federated Rural Electric Insurance Corp.........             460,000
   Financial American Life Insurance Company.......              70,000
   Finger Lakes Long Term Care Insurance Co. c/o
    Income Research and Management.................           1,915,000
   First Delaware Insurance Company................              20,000
   First Mercury Insurance Company.................             680,000
   First Patriot Insurance Company.................             100,000
   Franklin & Marshall College.....................             310,000
   Frontier Insurance Company......................           1,800,000
   GLG Global Convertible Fund.....................          15,000,000
   Goldman, Sachs & Co.............................           1,100,000
   Goodville Mutual Casualty Company...............              80,000
   Gopher State Mutual Insurance Company...........             160,000
   Grain Dealers Mutual Insurance .................             330,000
   Healthcare Underwriters Mutual Insurance
    Company........................................           1,700,000
   Highbridge Capital Corporation..................          37,500,000
   Holy Family Society.............................              80,000
   HSBC Securities Inc.............................           3,150,000
   IL Annuity and Insurance........................          10,000,000
   Illinois Founders Insurance Company.............             140,000
   Illinois Health Care Insurance Company..........             160,000
   Illinois State Bar Association Mutual Insurance
    Company........................................             350,000
   Indiana Lumbermens Mutual Insurance Company.....             650,000
   Integrity Mutual Insurance Company..............             470,000
   Investcorp--Sam Fund Limited....................           8,200,000
   Kanawha Insurance Company.......................             100,000
   LB Series Fund, Inc., Income Portfolio .........           1,250,000
   Lebanon Mutual Insurance Company................             160,000
   Lincoln Mutual Life Insurance Company...........              80,000
   Lipper Convertibles, L.P........................          45,600,000
   Lipper Offshore Convertibles, L.P...............          14,400,000
   Lone Star Life Insurance Company................           2,190,000
   Lutheran Brotherhood ...........................           6,000,000

                                                        Principal Amount at
                                                       Maturity of Debentures
                                                       Beneficially Owned and
                    Selling Holder                   that may be Offered Hereby
                    --------------                   --------------------------
   Lutheran Brotherhood Income Fund................           1,000,000
   Med America Insurance Co. c/o Income Research
    and Management.................................           3,700,000
   Medical Liability Mutual Insurance Company......          35,000,000
   Medico Life Insurance Company...................           1,200,000
   Medmarc Insurance Company.......................             600,000
   Merrill Lynch, Pierce, Fenner & Smith, Inc.(2)..          16,748,000
   MFS Series Trust I--MFS Equity Income Fund......             260,000
   MFS Series Trust V--MFS Total Return Fund.......          16,400,000
   MFS/Sunlife Series Trust--Equity Income Series..              25,000
   MFS/Sunlife Series Trust--Total Return Series...           6,750,000
   MFS Total Return Portfolio LPT Variable
    Insurance Series Trust.........................              35,000
   MFS Variable Insurance Trust--MFS Total Return
    Series ........................................             460,000
   Michigan Mutual Insurance Company...............           3,000,000
   Mid America Life Insurance Company..............             160,000
   Middle Cities Risk Management Trust.............             350,000
   Midwest Security Life...........................             440,000
   Midwestern National Life Insurance Company of
    Ohio...........................................             700,000
   Millville Mutual Insurance Company..............             170,000
   Mutual Protective Insurance Company.............           1,700,000
   New Castle Mutual Insurance Company.............              50,000
   The Northwestern Mutual Life Insurance Company..           6,000,000
   OHIC Insurance Company..........................           1,850,000
   Old Guard Fire Insurance Company................             310,000
   Old Guard Insurance Company.....................             750,000
   Ozark National Life Insurance Company...........           2,100,000
   Pacific Life Insurance Company..................           1,000,000
   Paloma Securities LLC...........................          12,000,000
   Physicians Mutual Insurance Company.............             560,000
   Pioneer Insurance Company.......................              40,000
   Police & Firemen's Insurance Association........             170,000
   Reassurance Company of Hannover.................             490,000
   Secura Insurance, A Mutual Company..............             820,000
   Security Mutual Life Insurance Company of
    Lincoln, NE ...................................             240,000
   Service Life and Casualty Insurance Company.....             100,000
   Service Lloyds Insurance Company................             130,000
   Shepherd Investments International, Ltd.........           6,625,000
   Standard Mutual Insurance Company...............             430,000
   State Street Bank Custodian for GE Pension
    Trust..........................................           2,250,000
   Tennessee Consolidated Retirement System........          14,000,000
   Texas Builders Insurance Company................             220,000
   The Travelers Indemnity Company.................           9,916,000
   The Travelers Insurance Company.................           6,340,000
   The Travelers Life & Annuity Company............             744,000
   Transguard Insurance Company Inc................           1,400,000
   Travelers Total Return Series Trust.............           1,370,000
   Tufts Associated Health Maintenance
    Organization, Inc..............................           3,000,000
   Tufts Associated Health Plan c/o Income Research
    and Management.................................           3,000,000
   UBS A.G.--London Branch.........................          40,000,000

                                                      Principal Amount at
                                                     Maturity of Debentures
                                                     Beneficially Owned and
                   Selling Holder                  that may be Offered Hereby
                   --------------                  --------------------------
   University of Massachusetts Medical Center c/o
    Income Research and Management................          2,375,000
   Warburg Dillon Read LLC........................         44,450,000
   Western Home Insurance Company.................            300,000
   Westward Life Insurance Company................            200,000
   William M. Keck Jr. Foundation.................            200,000
   Wisconsin Lawyers Mutual Insurance Company.....            330,000
   Wisconsin Mutual Insurance Company.............            330,000
   World Insurance Company........................            750,000

--------
(1) Deutsche Bank Securities Inc. and affiliates have engaged, and may in the future engage, in commercial banking transactions, which include or may include foreign exchange, lending, credit and other financial transactions, with the Company and its affiliates.

(2) Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. were the initial purchasers of the Debentures. Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. has provided from time to time, and may continue to provide in the future, investment banking and investment advisory services to the Company, for which it has received and may receive customary fees and commissions.

                             PLAN OF DISTRIBUTION

  The Debentures and Common Stock issued upon conversion thereof may be offered for sale and sold by the several Selling Holders in one or more transactions, including block transactions, at a fixed price or fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Debentures and Common Stock issued upon conversion thereof may be sold by a Selling Holder directly, through agents designated from time to time or to or through broker-dealers designated from time to time, or by such other means as may be specified in the applicable Prospectus Supplement.

  Debentures and Common Stock issued upon conversion thereof may be sold through a broker-dealer acting as agent or broker for the Selling Holders or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such Debentures or Common Stock to the public at varying prices to be determined by such broker-dealer at the time of resale.

  The Selling Holders and any agents or broker-dealers that participate with the Selling Holders in the distribution of any of the Debentures or Common Stock issued upon conversion thereof may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the Debentures or Common Stock issued upon conversion thereof purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  To the extent required, the number of Debentures or shares of Common Stock issued upon conversion thereof to be sold, certain information relating to the Selling Holders, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying Prospectus Statement.

                                 LEGAL MATTERS

  The validity of the Debentures offered hereby and the shares of Common Stock issuable upon conversion thereof was passed upon for the Company by Martin S. Wagner, Esq., Associate General Counsel, Corporate Finance and Ventures of the Company. Certain United States Federal income tax consequences resulting from the purchase, ownership, disposition and conversion of the Debentures was passed upon for the Company by Ivins, Phillips & Barker, Chartered, 1700 Pennsylvania Avenue, N.W., Washington, D.C.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company and consolidated subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been incorporated by reference herein, in reliance upon the reports set forth therein of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTA-TIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OF-FERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PURCHASERS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE DEBENTURES OFFERED HEREBY IN ANY JURIS-DICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

 NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY THAT WOULD PERMIT A PUBLIC OFFERING OF THE DEBENTURES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE DEBENTURES AND THE DISTRIBUTION OF THIS PROSPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by Reference............................   4
The Company................................................................   5
Use of Proceeds............................................................   5
Ratio of Earnings to Fixed Charges.........................................   6
Description of Debentures..................................................   7
Certain United States Federal Income Tax Considerations....................  22
Selling Security Holders...................................................  26
Plan of Distribution.......................................................  30
Legal Matters..............................................................  30
Experts....................................................................  30

-------------------------------------------------------------------------------
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                                $1,012,198,000


                               XEROX CORPORATION

                           CONVERTIBLE SUBORDINATED

                              DEBENTURES DUE 2018



                               ----------------

                                  PROSPECTUS

                               ----------------



                                 JULY 17, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

  The following statement sets forth the expenses to be borne by the Company in connection with the issuance and distribution of the Debentures.

      Securities and Exchange Commission Registration Fee............. $173,002
      Printing and Engraving..........................................   40,000
      Legal Fees and Expenses.........................................   10,000
      Fees of Company's Independent Auditors..........................   50,000
      Trustee Fees and Expenses (including counsel fees)..............   50,000
                                                                       --------
        Total......................................................... $323,002
                                                                       ========

--------
* The foregoing expenses, other than the Securities and Exchange Commission Registration Fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


  Article VIII, Section 2 of the Company's By-laws states:

    "Indemnification of Directors and Officers: Except to the extent expressly prohibited by law, the Company shall indemnify any person, made or threatened to be made, a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Company or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the Company shall have given its prior approval thereto. Such indemnification shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law. In addition to the foregoing, the Company is authorized to extend rights to indemnification and advancement of expenses to such persons by i) resolution of the shareholders, ii) resolution of the Directors or iii) an agreement, to the extent not expressly prohibited by law."

  Reference is made to Sections 721 through 726 of the Business Corporation Law of the State of New York.

ITEM 16. EXHIBITS.

  (4)(a) --Indenture between the Company and The First National Bank of Chicago, as Trustee.

  (4)(b)  --Form of Convertible Subordinated Debenture.

  (4)(c) --Restated Certificate of Incorporation of the Company filed by the Department of State of New York on October 29, 1996 (incorporated by reference to Exhibit 3(a)(1) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

  (4)(d) --By-Laws of the Company, as amended through February 2, 1998 (incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

  (5)(a) --Opinion of Martin S. Wagner, Esq., as to legality of securities being registered.

  (5)(b) --Opinion of Ivins, Phillips & Barker, Chartered, special tax counsel to the Company, as to material tax consequences.

  (10)--Registration Rights Agreement among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

  (12)--Computation of Ratio of Earnings to Fixed Charges.

  (23)(a) --Consent of Independent Auditors (see page II-5).

  (23)(b) --Consent of Martin S. Wagner, Esq. (see Exhibit 5(a)).

  (23)(c) --Consent of Ivins, Phillips & Barker, Chartered, special tax counsel to the Company (see Exhibit 5(b)).

  (24)(a) --Certified Resolution.

  (24)(b) --Power of Attorney.

  (25)--Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The First National Bank of Chicago to act as Trustee under the Indenture.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Act, such filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
  Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    (6) That, for the puposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnifiation against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF STAMFORD AND STATE OF CONNECTICUT, ON THE 17TH DAY OF JULY, 1998.

                                          XEROX CORPORATION (Registrant)



                                          By:   Paul A. Allaire*
                                            -----------------------------------
                                            (Chairman of the Board and Chief
                                                   Executive Officer)


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 17, 1998.

        SIGNATURE                                  TITLE
        ---------                                  -----
PRINCIPAL EXECUTIVE OFFICER:
Paul A. Allaire*              Chairman of the Board, Chief Executive and
                              Director

PRINCIPAL FINANCIAL OFFICER:
Barry D. Romeril*             Executive Vice President and Chief Financial
                              Office

PRINCIPAL ACCOUNTING OFFICER:
Philip D. Fishbach*           Vice President and Controller

DIRECTORS:
Antonia Ax:son Johnson   }
Vernon E. Jordan, Jr.    }
Yotaro Kobayashi         }
Hilmar Kopper            }
Ralph S. Larsen          }
John D. Macomber         }
N.J. Nicholas, Jr.       }   *
John E. Pepper           }
Patricia F. Russo        }
Martha R. Seger          }
Thomas C. Theobald       }
G. Richard Thoman        }

          Martin S. Wagner
*By: ________________________________
 (MARTIN S. WAGNER,ATTORNEY-IN-FACT)

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
 Xerox Corporation:

  We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG Peat Marwick LLP

Stamford, Connecticut
July 17, 1998

                                 EXHIBIT INDEX

(4)(a) --Indentures between the Company and The First National Bank of Chicago, as Trustee.

(4)(b)  --Form of Convertible Subordinated Debenture.

(4)(c) --Restated Certificate of Incorporation of the Company filed by the Department of State of New York on October 29, 1996 (incorporated by reference to Exhibit 3(a)(1) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

(4)(d) --By-Laws of the Company, as amended through February 2, 1998 (incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

(5)(a) --Opinion of Martin S. Wagner, Esq., as to legality of securities being registered.

(5)(b) --Opinion of Ivins, Phillips & Barker, Chartered, special tax counsel to the Company, as to material tax consequences.

(10) --Registration Rights Agreement among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

(12)    --Computation of Ratio of Earnings to Fixed Charges.

(23)(a) --Consent of Independent Auditors (see page II-5).

(23)(b) --Consent of Martin S. Wagner, Esq. (see Exhibit 5(a)).

(23)(c) --Consent of Ivins, Phillips & Barker, Chartered, special tax counsel to the Company (see Exhibit 5(b)).

(24)(a) --Certified Resolution.

(24)(b) --Power of Attorney.

(25) --Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The First National Bank of Chicago to act as Trustee under the Indenture.